Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Advanta Corp.:

We consent to the incorporation by reference in the registration statements (No. 33-32969, No. 33-53205, No. 33-53475, No. 33-59219, No. 33-60419, No. 333-05701, No. 333-18993, No. 333-74575, No. 333-71995, No. 333-92151, No. 333-33136, No. 333-49116, No. 333-90642, No. 333-104031 and No. 333-104014) of Advanta Corp. of our report dated March 10, 2004, relating to the consolidated balance sheets of Advanta Corp. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2003 Form 10-K of Advanta Corp.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 10, 2004